Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On April 16, 2010, Vocus, Inc. and its wholly owned subsidiary, Vocus Holdings B.V., (collectively the “Company”), completed its acquisition of Data Presse SAS (“Data Presse”). Pursuant to the terms of the Agreement, the Company acquired all of the outstanding shares of capital stock of Data Presse for a purchase price of approximately €7.2 million in cash payable at closing (approximately $9.7 million, based on the exchange rate on April 16, 2010), and future potential cash payments of up to €700,000 in the aggregate (approximately $1.0 million, based on the exchange rate on April 16, 2010), based on the satisfaction of certain specified criteria following the consummation of the acquisition.
     The unaudited pro forma condensed combined balance sheet gives effect to the transaction as if occurred on March 31, 2010. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 give effect to the transaction as if had occurred on January 1, 2009.
     The historical financial statements of Data Presse are presented in Euros with a fiscal year ending September 30. For the purposes of presenting the unaudited pro forma condensed combined financial information, the unaudited condensed balance sheet as of March 31, 2010 has been translated into US dollars using the exchange rate as of March 31, 2010, and the statement of operations for the year ended September 30, 2009 and three month period ended March 31, 2010, have been translated into US dollars at the average exchange rate for each respective period. Since Data Presse’s fiscal year end is within 93 days of the Company’s fiscal year end, December 31, in accordance with the rules of the Securities and Exchange Commission, Data Presse’s financial statements have not been converted to the Company’s fiscal year end. The Company combined Data Presse’s fiscal year September 30 financial statements with the Company’s financial statements as if they were fiscal year December 31 financial statements.
     The unaudited pro forma financial data was prepared from the Company’s audited historical consolidated financial statements included in its annual report filed on Form 10-K for the year ended December 31, 2009, the Company’s unaudited historical consolidated financial statements included in its Form 10-Q for the period ended March 31, 2010, Data Presse’s audited historical financial statements as of and for the year ended September 30, 2009, included in this Current Report on Form 8-K/A and Data Presse’s unaudited historical financial statements as of March 31, 2010, and should be read in conjunction with those financial statements.
     The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not indicative of either future results of operations or results that might have been achieved if the transaction had been consummated as of the dates indicated.
     The unaudited pro forma consolidated financial information is based upon currently available information and assumptions and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to fairly present the pro forma information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2010
(Dollars in thousands)

			Pro Forma		Pro Forma
	Vocus, Inc.	Datapresse	Adjustments		Combined
Current assets:
Cash and cash equivalents	$91,073	$1,607	$(9,723)	(A)	$82,957
Short-term investments	12,447	1,095	—		13,542
Accounts receivable, net of allowance for doubtful accounts	10,834	2,088	—		12,922
Current portion of deferred income taxes	685	159	—		844
Prepaid expenses and other current assets	2,309	411	—		2,720

Total current assets	117,348	5,360	(9,723)		112,985
Property equipment and software, net	5,256	700	—		5,956
Intangible assets, net	3,511	94	4,844	(E), (F)	8,449
Goodwill	17,090	—	4,967	(G)	22,057
Deferred income taxes, net of current portion	7,460	—	—		7,460
Other assets	722	340	—		1,062

Total assets	$151,387	$6,494	$88		$157,969

Current liabilities:
Accounts payable and accrued expenses	$6,922	$1,426	$572	(A)	$8,920
Current portion of notes payable and capital lease obligations	74	150	—		224
Current portion of deferred revenue	44,985	3,910	(1,520)	(C)	47,375

Total current liabilities	51,981	5,486	(948)		56,519
Notes payable and capital lease obligations, net of current portion	33	252	—		285
Other liabilities	114	138	1,646	(D)	1,898
Deferred revenue, net of current portion	640	—	—		640

Total liabilities	52,768	5,876	698		59,342
Stockholders’ equity	98,619	618	(610)	(H)	98,627

Total liabilities and stockholders’ equity	$151,387	$6,494	$88		$157,969

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Three Months Ended March 31, 2010
(Dollars in thousands, except per share data)

	For the three months ended
	March 31, 2010		Pro Forma		Pro Forma
	Vocus, Inc.	Datapresse	Adjustments		Combined
Revenues	$22,271	$1,529	$—		$23,800
Cost of revenues	4,435	348	49	(I)	4,832

Gross profit	17,836	1,181	(49)		18,968
Operating expenses:
Sales and marketing	11,403	352	(17)	(J)	11,738
Research and development	1,314	145	—		1,459
General and administrative	5,199	392	—		5,591
Amortization of intangible assets	469	—	146	(I)	615

Total operating expenses	18,385	889	129		19,403
Income (loss) from operations	(549)	292	(178)		(435)
Other income (expense):
Interest and other income	68	—	—		68
Interest expense	(7)	(10)	—		(17)

Total other income (expense)	61	(10)	—		51
Income (loss) before provision for income taxes	(488)	282	(178)		(384)
Provision for income taxes	91	84	—		175

Net income (loss)	$(579)	198	(178)		$(559)

Less: net income attributable to noncontrolling interest		(8)	8	(K)

Net income attributable to Data Press SAS		$190	$(170)

Net loss per share:
Basic and diluted	$(0.03)				$(0.03)

Basic and diluted weighted-average shares used in computing per share amounts	18,062,306				18,062,306
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2009
(Dollars in thousands, except per share data)

	For the year ended
	December 31,	September 30,
	2009	2009	Pro Forma		Pro Forma
	Vocus, Inc.	Datapresse	Adjustments		Combined
Revenues	$84,579	$5,021	$—		$89,600
Cost of revenues	15,461	1,217	190	(I)	16,868

Gross profit	69,118	3,804	(190)		72,732
Operating expenses:
Sales and marketing	41,123	873	(65)	(J)	41,931
Research and development	4,675	342	—		5,017
General and administrative	21,018	1,176	237	(B)	22,431
Amortization of intangible assets	1,926	—	572	(I)	2,498

Total operating expenses	68,742	2,391	744		71,877
Income from operations	376	1,413	(934)		855
Other income (expense):
Interest and other income	485	87	—		572
Interest expense	(31)	(45)	—		(76)

Total other income (expense)	454	42	—		496
Income before provision for income taxes	830	1,455	(934)		1,351
Provision for income taxes	2,854	494	(79)	(B)	3,269

Net income (loss)	$(2,024)	961	(855)		$(1,918)

Less: net income attributable to noncontrolling interest		(6)	6	(K)

Net income attributable to Data Presse SAS		$955	$(849)

Net loss per share:
Basic and diluted	$(0.11)				$(0.11)

Basic and diluted weighted-average shares used in computing per share amounts	18,077,616				18,077,616
See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation
     The Unaudited Pro Forma Condensed Combined Financial Statements and explanatory notes give effect to the combination of Vocus, Inc. (“Vocus”) and Data Presse SAS (“Data Presse”) including Archipel Productions SARL. On April 12, 2010, prior to its acquisition by Vocus, Data Presse acquired all of the outstanding shares of Archipel Productions SARL. The acquisition of Data Presse by Vocus will be accounted for as a purchase business combination as defined in Accounting Standards Codification, ASC 805, Business Combinations.
     The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if had occurred on March 31, 2010. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009 are presented as if the Data Presse acquisition had occurred on January 1, 2009.
     The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Vocus and Data Presse after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Vocus and Data Presse that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Vocus and Data Presse. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements and accompanying notes of Vocus’ annual report filed on Form 10-K for the year ended December 31, 2009, the quarterly report on Form 10-Q for the quarter ended March 31, 2010, and the financial statements of Data Presse included as Exhibit 99.1 in this Current Report on Form 8-K/A.
2. Preliminary Purchase Price Allocation
     The purchase price consisted of approximately $9.7 million in cash paid at closing and contingent cash consideration for the achievement of certain financial performance metrics. Additionally, the sellers are entitled to cash compensation based on the continued employment of Data Presse’s former majority stockholder for a period of one year from the date of acquisition.
     The preliminary purchase price and related allocation is dependent upon the finalization of the closing balance sheet of Data Presse and the finalization of the independent valuation of the acquired intangible assets and certain other assets and liabilities. Any adjustments to the closing balance sheet or fair value of the net assets acquired of Data Presse will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ from the pro forma adjustments presented here.
     The preliminary purchase consideration consisted of the following (in thousands):

Cash consideration	$9,723
Contingent consideration (estimated at fair value)	572

Total purchase consideration	$10,295

     The purchase price is allocated to the Data Presse tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the purchase price over the net tangible and intangible assets acquired will be recorded as goodwill. The purchase price has been allocated on a preliminary basis as follows:

	Estimated Useful	Estimated
	Life	Fair Value
Cash and short-term investments		$2,798
Accounts receivable		1,085
Other current assets		229
Property, equipment and software		720
Brand and trade names	5 years	248
Customer relationships	7 years	3,738
Purchased technology	5 years	952
Goodwill		4,967
Accounts payable and accrued liabilities		(2,018)
Notes payable and capital lease obligations		(418)
Deferred revenue		(1,867)
Other liabilities		(139)

Total purchase price		$10,295

3. Pro Forma Adjustments
     The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:
(A) To reflect the cash portion of the purchase price of $9,723 and the estimated contingent consideration of $572.
(B) To record the incremental cash compensation related to Data Presse’s former majority stockholder’s continued employment.
(C) To adjust deferred revenue to its estimated fair value.
(D) To record a deferred income tax liability related to the acquired intangible assets.
(E) To record the estimated fair value of identifiable intangible assets acquired totaling $4,938.
(F) To eliminate Data Presse’s historical identifiable intangible assets.
(G) To record the preliminary goodwill resulting from the acquisition.
(H) To eliminate the historical stockholders’ equity of Data Presse.
(I) To reflect incremental amortization expense related to identifiable intangible assets acquired.
(J) To eliminate historical amortization expense related to Data Presse’s historical intangible assets.
(K) To eliminate the noncontrolling interest.